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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Option Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors Stock Option Plan of our report dated March 10, 2000 (except for the first paragraph of Note 9, as to which the date is September 28, 2000) with respect to the financial statements of Kosan Biosciences Incorporated as of December 31, 1998 and 1999 and for each of three years in the period ended December 31, 1999 included in its Registration Statement (Form S-1 No. 333-33732) and related Prospectus dated October 5, 2000, filed with the Securities and Exchange Commission.

                                                           /S/ ERNST & YOUNG LLP

Palo Alto, California
October 6, 2000